Principal National Life Insurance Company
Schedule III - Supplementary Insurance Information
As of December 31, 2010 and 2009 and for each of the years ended December 31, 2010, 2009 and 2008

								Amortization
	Deferred		Future	Contractholder			Benefits,	of Deferred
	Policy		Policy	and other		Net	claims and	Policy	Other
	Acquisition		Benefits	policyholder	Premium	investment	settlement	Acquisition	operating
	Costs		and claims	funds	revenue	income	expenses	Costs	expenses
					(in thousands)
December 31, 2010
U.S. Insurance Solutions		-	15,934.7	162,461.8	6.0	-	5.1	-		569.3
Corporate		-	-	-	-	321.7	-	-		176.3
Principal Life Insurance Compan	$ -		$ 15,934.7	$ 162,461.8	$ 6.0	$ 321.7	$ 5.1	$ -	$ 745.5

Check (s/b zero)		-	-	-	-	-	-	-		0.10

December 31, 2009
U.S. Insurance Solutions		-	190.7	3,382.9	0.8	-	0.1	-		16.5
Corporate		-	-	-	-	305.1	-	-		162.7
Principal Life Insurance Compan	$ -		$ 190.7	$ 3,382.9	$ 0.8	$ 305.1	$ 0.1	$ -	$ 179.2

Check (s/b zero)		-	-	-	-	-	-	-		-

December 31, 2008
U.S. Insurance Solutions					0.7	-	0.1	-		-
Corporate					-	360.3	-	-		216.6
Principal Life Insurance Compan					$ 0.7	$ 360.3	$ 0.1	$ -	$ 216.6

Check (s/b zero)					-	-	-	-		-

pnlschedule1.pdf.xls

12/06/2011 10:21 AM